Exhibit 21.1

List of Subsidiaries of Evolution Petroleum Corporation

Name of Subsidiary          Jurisdiction of Incorporation or Organization

NGS Sub Corp.                               Delaware

NGS Technologies, Inc.                          Delaware

Evolution Operating Co., Inc.                      Texas

Tertiaire Resources Company                    Texas

Evolution Petroleum OK, Inc.                     Texas

GARP Services, LLC (Subsidiary of NGS Technologies, Inc.)        Texas

NGS Resources, LLC (Subsidiary of NGS Technologies, Inc.)          Texas

NGSIP LLC (Subsidiary of NGS Technologies, Inc.)            Nevada

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Updated 7/31/13